Exhibit 99.3

Mavenir Systems, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Mavenir completed it's acquisition of Stoke on November 18, 2014. The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Mavenir and Stoke, Inc. (Stoke) after giving effect to the merger between Mavenir and the Stoke entities and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
Mavenir’s and Stoke’s fiscal years both end on December 31. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 is based on the historical balance sheets of both companies as of September 30, 2014 and has been prepared to reflect the merger of Stoke as if it had occurred on September 30, 2014. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013, and for the nine months ended September 30, 2014, combines the results of Mavenir and Stoke for the fiscal year ended December 31, 2013, and for the nine months ended September 30, 2014, respectively. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013, and for the nine months ended September 30, 2014, has been prepared as though the merger occurred on January 1, 2013, the first day of Mavenir’s 2013 fiscal year.
The preliminary allocation of the Stoke purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, which cannot be finalized at the time of this filing, will be revised as additional information becomes available and upon the finalization of the valuation of Stoke’s assets and liabilities on the acquisition date.
The unaudited pro forma condensed combined financial information is not intended to represent what Mavenir’s financial position or results of operations would actually have been if the merger had occurred on those dates or to project the Company’s results of operations for any future period. Since Mavenir and the Stoke entities included in this pro forma were not under common control or management for any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance. The unaudited pro forma condensed combined financial information does not include any adjustments for liabilities resulting from integration planning. Mavenir management is in the process of assessing the costs associated with integration.
The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) Mavenir’s historical consolidated financial statements and related notes contained in Mavenir’s Annual Report on Form 10-K for the year ended December 31, 2013 and Mavenir’s unaudited condensed financial statements contained in Mavenir’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, which are incorporated herein by reference and (ii) Stoke’s audited annual consolidated financial statements for the year ended December 31, 2013 and Stoke’s unaudited interim consolidated financial statements for the period ended September 30, 2014, which are included as Exhibit 99.1 and 99.2, respectively, of this Form 8-K/A.
The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the merger, including but not limited to, those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

Mavenir Systems, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheets
As of September 30, 2014
(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments(2)		Pro Forma Combined
	Mavenir (1)	Stoke (1)
Assets
Current assets:
Cash and cash equivalents	$64,367	$784	$(3,729)	A	$61,422
Accounts receivable, net of allowances	33,831	10	—		33,841
Unbilled revenue	14,713	—	—		14,713
Inventories	2,924	4,748	(3,161)	B	4,511
Prepaid expenses and other current assets	2,335	475	—		2,810
Deferred contract costs	5,098	—	—		5,098
Total current assets	123,268	6,017	(6,890)		122,395

Other assets:
Property and equipment, net	6,278	777	95	C	7,150
Intangible assets, net	4,350	—	4,250	D	8,600
Deposits and other assets	1,865	263	—		2,128
Deferred tax assets	1,136	—	—		1,136
Goodwill	832	—	2,140	E	2,972
Total Assets	$137,729	$7,057	$(405)		$144,381

Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$7,571	$434	$—		$8,005
Accrued liabilities	13,122	645	293	F, G	14,060
Deferred revenue	11,487	3,492	(433)	H	14,546
Income tax payable	466	—	—		466
Current portion of long term debt	3,125	1,250	(933)	I, J	3,442
Total Current Liabilities	35,771	5,821	(1,073)		40,519

Uncertain tax positions	2,932	165	—		3,097
Other long-term liabilities	416	536	—		952
Long-term debt	21,809	496	1,087	I, J	23,392
Total Liabilities	60,928	7,018	14		67,960

Shareholders' equity
Common shares	28	1	(1)	K	28
Convertible preferred stock	—	5	(5)	K	—
Additional paid in capital	200,964	109,295	(109,295)	K	200,964
Deficit	(125,928)	(108,776)	108,396	F, K	(126,308)
Accumulated other comprehensive income (loss)	1,737	(486)	486	K	1,737
Total shareholders' equity	76,801	39	(419)		76,421
Total liabilities and shareholders' equity	$137,729	$7,057	$(405)		$144,381

See accompanying notes to unaudited pro forma condensed combined financial information

Mavenir Systems, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2013
(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments(3)		Pro Forma Combined
	Mavenir (1)	Stoke(1)
Revenues
Hardware & Software products	$79,342	$2,700	$—		$82,042
Maintenance	21,966	7,054	—		29,020
	101,308	9,754	—		111,062
Cost of revenues
Hardware & Software products	35,971	2,650	397	L	39,018
Maintenance	9,202	2,621	—		11,823
	45,173	5,271	397		50,841
Gross profit	56,135	4,483	(397)		60,221

Operating expenses:
Research and development	22,775	9,623	—		32,398
Sales and marketing	20,485	8,219	—		28,704
General and administrative	20,583	2,697	385	L	23,665
Total operating expenses	63,843	20,539	385		84,767

Operating loss	(7,708)	(16,056)	(782)		(24,546)

Other (income) expense:
Interest and other income	(18)	(35)	—		(53)
Interest and other expense	3,203	139	(76)	M	3,266
Foreign exchange loss	1,901	—	—		1,901
Total other expense, net	5,086	104	(76)		5,114

Loss before income taxes	(12,794)	(16,160)	(706)		(29,660)

Income tax expense	2,496	222	—	N	2,718

Net loss	$(15,290)	$(16,382)	$(706)		$(32,378)

Net loss per common share:
Basic	$(3.57)				$(7.57)
Diluted	$(3.57)				$(7.57)
Weighted-average common shares outstanding:
Basic	4,278		—		4,278
Diluted	4,278		—		4,278

See accompanying notes to unaudited pro forma condensed combined financial information

Mavenir Systems, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2014
(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments(3)		Pro Forma Combined
	Mavenir (1)	Stoke(1)
Revenues
Hardware & Software products	$77,503	$249	$—		$77,752
Maintenance	18,565	5,169	—		23,734
	96,068	5,418	—		101,486
Cost of revenues
Hardware & Software products	34,258	2,731	298	L	37,287
Maintenance	9,364	1,705	—		11,069
	43,622	4,436	298		48,356
Gross profit	52,446	982	(298)		53,130

Operating expenses:
Research and development	21,281	5,630	—		26,911
Sales and marketing	23,223	4,454	—		27,677
General and administrative	16,231	2,116	289	L	18,636
Total operating expenses	60,735	12,200	289		73,224

Operating loss	(8,289)	(11,218)	(587)		(20,094)

Other (income) expense:
Interest and other income	(87)	(75)	—		(162)
Interest and other expense	1,638	216	(170)	M, O	1,684
Loss on early extinguishment of debt	1,783	—	—		1,783
Foreign exchange loss	2,275	—	—		2,275
Total other expense, net	5,609	141	(170)		5,580

Loss before income taxes	(13,898)	(11,359)	(417)		(25,674)

Income tax benefit	(157)	(5)	—	N	(162)

Net loss	$(13,741)	$(11,354)	$(417)		$(25,512)

Net loss per common share:
Basic	$(0.55)				$(1.02)
Diluted	$(0.55)				$(1.02)
Weighted-average common shares outstanding:
Basic	25,012		—		25,012
Diluted	25,012		—		25,012

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	Basis of Presentation Stoke Acquisition
On November 18, 2014, we completed our acquisition of Stoke, a Santa Clara, California based provider of mobile gateway solutions to the broadband network industry and market leader in deployed LTE (Long Term Evolution) security gateways for the purchase price of approximately $5.5 million. To fund the transaction, we used $3.7 million of cash on hand and the proceeds of a $1.9 million addition to our loan with Silicon Valley Bank under a loan modification agreement. Under the terms of the loan modification, our term loan was increased from $25.0 million to $26.9 million and the interest rate was reduced by 0.50%, from prime plus 2.75% to prime plus 2.25%. We used the proceeds of term loan increase to repay the existing Stoke bank loan and paid out approximately $2.9 million of cash to, and on behalf of, the shareholders of Stoke. In addition, during October and November 2014, prior to the closing of the transaction, we advanced approximately $0.8 million in cash to provide operating cash to Stoke.

As a result of the acquisition, Stoke became a wholly-owned subsidiary of Mavenir. The acquisition was accounted for using the acquisition method of accounting. The results of operations for the acquired business have been included in our financial results since the acquisition date. We acquired Stoke to, among other things:

•	expand our global reach adding presence in markets like Japan and South Korea;

•	enhance our security product portfolio with the addition of LTE security gateways; and

•	enter into small-cell market with high performance gateway product;
The fair value of consideration transferred for Stoke was comprised of (in thousands):

Cash paid to Stoke shareholders	$1,300
Cash for repayment of shareholder bridge loans	1,502
Cash for sellers costs paid by Mavenir	148
Cash for pre close funding of Stoke	779
Cash for the retirement of Stoke long term debt	1,817
Total	$5,546

(2)	Stoke Purchase Price Allocation and Pro forma Balance Sheet Adjustments
Purchase Price Allocation
The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Because of the short timeframe since the acquisition closed, we recorded the net tangible and intangible assets acquired and liabilities assumed based upon their preliminary fair values as of November 18, 2014. The fair values were based upon a preliminary valuation, and our estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of acquired assets and liabilities, income and non-income based taxes and residual goodwill. We expect to continue to obtain information to assist us in determining the fair values of the net assets acquired at the acquisition date during the measurement period.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. As described above, fair values assigned to certain assets acquired and liabilities assumed are preliminary and thus subject to change (in thousands):

Cash and cash equivalents	$321
Accounts receivable	62
Inventories	1,484
Prepaid expenses	693
Property, plant and equipment	745
Intangible assets	4,250
Deposits	204
Accounts payable and other liabilities	(1,698)
Deferred revenue	(2,576)
Deferred and uncertain tax positions	(79)
Total identifiable net assets	3,406
Goodwill	2,140
Total consideration transferred	$5,546
Other considerations in the preliminary allocation of the estimated purchase price of Stoke include the following:

1)
Our preliminary valuation used to allocate the purchase price uses a third-party market participant view and assumes there are no synergies unique to Mavenir. If there were any synergies unique to Mavenir, then a higher portion of the purchase consideration would be allocated to goodwill;

2)	Accounts receivable and other current asset and liability book values approximate fair value;

3)
At acquisition, Stoke’s inventory was slow moving and many items had been in inventory for a significant time period. As a result, we determined that the inventory was distressed and the estimated fair value of $1.5 million reflects this distressed status;

4)	As required by acquisition accounting, the estimated fair value of deferred revenue is the cost to fulfill our service obligations plus a normal profit margin.
Balance Sheet Adjustments
The pro forma balance sheet adjustments include:

(A)	To reflect net payments on Stoke shareholders behalf and pre close funding provided for the Stoke operations.

(B)	To reflect the adjustment of inventory to fair value as a result of the preliminary purchase price allocation described above.

(C)
To adjust Property and equipment, net carrying value to estimated fair value. Additional depreciation expense on the step up in value does not have a material impact on operating results and has not been included as a pro forma adjustment to depreciation expense.

(D)
To reflect fair value of the identifiable intangible assets of Stoke, which were estimated as of November 18, 2014 based on preliminary fair value review. These allocations may materially change once a final appraisal is performed. The elements of the intangible assets are (in thousands):

Establish customer relationships asset value	$2,470
Establish software technology asset value	1,460
Establish beneficial lease asset value	320
Total pro forma adjustment	$4,250
To estimate the value of the customer relationships we applied an excess earnings approach, for software technology we applied a relief from royalty method and for the beneficial lease asset we compared the rates under the Stoke lease to relevant market rates. The intangible assets are amortized using patterns of consumption amortization over the estimated useful life of the assets. Customer relationships and software technology are both amortized over their 6 year estimated lives. The beneficial lease asset is amortized over the remaining term of the lease of 27 months.

(E)	To reflect the establishment of goodwill, estimated as a result of the preliminary purchase price allocation described above.

(F)
To accrue Mavenir transaction costs of $380 thousand associated with the acquisition of Stoke. An adjustment has not been provided to the unaudited pro forma condensed combined statement of operations for the transaction costs as they are non-recurring costs.

(G)	To reduce accrued liabilities by $87 thousand for deferred rent expense that is not recognized in the purchase allocation under acquisition accounting.

(H)
To reflect a decrease in deferred revenue as required by acquisition accounting. The estimated remaining fair value represents the cost of the remaining obligation to provide services under contractual obligations plus a normal profit margin.

(I)	To retire the existing Stoke bank debt.

(J)
To reflect the addition of $1.9 million in Mavenir bank debt used to fund the retirement of the existing Stoke bank debt that was terminated in the acquisition of Stoke. As of the acquisition date, $317 thousand was due within one year (current portion) and $1,583 thousand was due after one year (long term).

(K)	To reflect the elimination of Stokes stockholders' equity balances.

(3)	Statement of Operations Adjustments:
(L) To reflect increased amortization expense associated with the fair value of the customer relationships, software technology, and beneficial lease asset assuming estimated useful lives of 6 years, 6 years and 27 months, respectively. The elements of the adjustment for the year ended December 31, 2013 and the nine months ended September 30, 2014 are (in thousands):

Intangible Category	December 31, 2013	September 30, 2014
Amortization of customer relationships	$244	$183
Amortization of software technology	397	298
Amortization of beneficial lease asset	141	106
Total pro forma adjustment	$782	$587
Software technology is amortized to cost of revenues and customer relationships and beneficial lease asset are amortized to general and administrative expense in the statement of operations.
(M) To reflect a change to interest expense due to modifications in the interest rate on the Silicon Valley Bank debt for Mavenir as noted in the basis of presentation above. The adjustment amount was $75 thousand for the year ended December 31, 2013 and $92 thousand for the nine months ended September 30, 2014, respectively.
(N) Income Tax positions are under review and tax effects have not been provided for operating statement adjustments for the fiscal year ended December 31, 2013 and the nine months period ended September 30, 2014 due to the complexities of Mavenir's tax positions and valuation reserves.
(O) To eliminate the amortization of $78 thousand included in interest expense for the debt discount from issuance of warrants granted to Silicon Valley Bank for the purchase of Stoke stock that were exercised and liquidated as a result of the acquisition.